UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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New Senior Investment Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2018

Dear Fellow Stockholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of New Senior Investment Group Inc. (the “Annual Meeting”) to be held at The Hilton Hotel, 1335 Avenue of the Americas, 4th Floor, New York, New York, on June 11, 2018, at 8:00 a.m., Eastern Time. The matters to be considered by the stockholders at the Annual Meeting are described in detail in the accompanying materials.

IT IS IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON. Let me urge you to vote today by Internet, by telephone or by completing, signing and returning your proxy card in the envelope provided.

PLEASE NOTE THAT YOU MUST FOLLOW THESE INSTRUCTIONS IN ORDER TO ATTEND AND BE ABLE TO VOTE AT THE ANNUAL MEETING: All Stockholders may vote in person at the Annual Meeting. In addition, any stockholder may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as the proxy with power to vote your shares on your behalf. If you are a beneficial owner of shares, you must take the following three steps in order to be able to attend and vote at the Annual Meeting: (1) obtain a legal proxy from your broker, bank or other holder of record and present this legal proxy to the inspector of elections along with your ballot, (2) contact our Investor Relations department to obtain an admission card and present this admission card to the inspector of elections and (3) present an acceptable form of photo identification, such as a driver’s license or passport, to the inspector of elections.

Sincerely,

Wesley R. Edens
Chairman of the Board of Directors

NEW SENIOR INVESTMENT GROUP INC.

NOTICE OF THE 2018 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of New Senior Investment Group Inc.:

The annual meeting of stockholders of New Senior Investment Group Inc., a Delaware corporation, will be held at The Hilton Hotel, 1335 Avenue of the Americas, 4th Floor, New York, New York, on June 11, 2018, at 8:00 a.m., Eastern Time (the “Annual Meeting”). The matters to be considered and acted upon by stockholders at the Annual Meeting, which are described in detail in the accompanying materials, are:

(i)	a proposal to elect two Class I directors to serve until the 2021 annual meeting of stockholders and until their successors are elected and duly qualified;

(ii)	a proposal to approve the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2018;

(iii)	a non-binding stockholder proposal requesting that we adopt “majority voting” in uncontested elections of directors, if properly presented at the Annual Meeting; and

(iv)	any other business properly presented at the Annual Meeting.

Stockholders of record at the close of business on April 19, 2018 will be entitled to notice of and to vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. A Proxy Statement, proxy card and self-addressed envelope are enclosed. Return the proxy card promptly in the envelope provided, which requires no postage if mailed in the United States. You can also vote by telephone or by the Internet by following the instructions provided on the proxy card. Whether or not you plan to attend the Annual Meeting in person, please vote by one of these three methods. If you are the record holder of your shares and you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

/s/ Cameron D. MacDougall
Cameron D. MacDougall
Secretary

1345 Avenue of the Americas

45th Floor

New York, New York 10105

April 30, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON June 11, 2018:

The Notice of Annual Meeting, Proxy Statement and the Annual Report on Form 10-K

are available on the Investor Relations section of our website at

www.newseniorinv.com.

i

NEW SENIOR INVESTMENT GROUP INC.

1345 Avenue of the Americas, 45th Floor,

New York, New York 10105

PROXY STATEMENT

For the 2018 Annual Meeting of Stockholders to Be Held on

June 11, 2018

This Proxy Statement and the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of New Senior Investment Group Inc., a Delaware corporation, for use at the Annual Meeting to be held on June 11, 2018 and any adjournments or postponements thereof. “We,” “our,” “us,” “the Company” and “New Senior” each refers to New Senior Investment Group Inc. The mailing address of our executive office is 1345 Avenue of the Americas, 45th Floor, New York, New York 10105. This Proxy Statement, the accompanying proxy card and the notice of annual meeting are first being mailed to holders of our common stock, par value $0.01 per share (the “Common Stock”), on or about April 30, 2018.

At the date hereof, management has no knowledge of any business that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this Proxy Statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the Annual Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Matters to be considered at the Annual Meeting

At the Annual Meeting, stockholders of the Company’s Common Stock will vote upon:

(i)	a proposal to elect two Class I directors to serve until the 2021 annual meeting of stockholders and until their successors are elected and duly qualified;

(ii)	a proposal to approve the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2018;

(iii)	a non-binding stockholder proposal requesting that we adopt “majority voting” in uncontested elections of directors, if properly presented at the Annual Meeting; and

(iv)	any other business that may properly come before the annual meeting of stockholders or any adjournment of the annual meeting.

GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our Board of Directors. The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record as of the close of business on April 19, 2018, and will provide reimbursement for the cost of forwarding the material.

Stockholders Entitled to Vote

As of April 19, 2018, there were outstanding and entitled to vote 82,148,869 shares of our Common Stock. Each share of our Common Stock entitles the holder to one vote. Stockholders of record at the close of business on April 19, 2018 are entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company LLC, you are considered the stockholder of record with respect to those shares, and these proxy materials were sent directly to you by the Company.

Street Name Holders. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials will be or have been forwarded to you by your bank or broker. The bank or broker holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct your bank or broker on how to vote the shares held in your account. If you wish to attend the Annual Meeting, you will need to obtain a “legal proxy” from your bank or broker.

Required Vote

A quorum will be present if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy, at the Annual Meeting. If you have returned a valid proxy or if you hold your shares in your own name as holder of record and attend the Annual Meeting in person, your shares will be counted as present for the purpose of determining whether there is a quorum. Votes to “withhold,” abstentions and broker “non-votes” (as described below) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

For the election of the nominees to our Board of Directors, the affirmative vote by holders of a plurality of shares present, in person or by proxy, and entitled to vote on the election of directors is sufficient to elect the nominee. The approval of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 and of the non-binding stockholder proposal each requires the affirmative vote of holders of a majority of the shares present, in person or by proxy, and entitled to vote on such proposal.

Broker non-votes are instances where a broker holding shares of record for a beneficial owner does not vote the shares because it has not received voting instructions from the beneficial owner and therefore is precluded by the rules of the New York Stock Exchange (“NYSE”) from voting on a particular matter. Under NYSE rules, when a broker holding shares in “street name” does not receive voting instructions from a beneficial owner, the broker has discretionary authority to vote on certain routine matters but is prohibited from voting on non-routine matters. Brokers who do not receive instructions are not entitled to vote on the election of directors or the non-binding stockholder proposal but they are entitled to vote on the ratification of the appointment of the independent registered public accounting firm.

A vote “withheld” from a director nominee or a broker non-vote on a director nominee will have no effect on the outcome of the election. For the ratification of the appointment of the independent registered public accounting firm, abstentions and broker non-votes, if any, have the same effect as votes “against.” For the non-binding stockholder proposal, abstentions will have the same effect as votes “against” and broker non-votes will have no effect.

If the enclosed proxy is properly executed and returned to us in time to be voted at the Annual Meeting, it will be voted as specified on the proxy unless it is properly revoked prior thereto. If no specification is made on the proxy as to any one or more of the proposals, the shares of Common Stock represented by the proxy will be voted as follows:

(i)	FOR the election of the Class I nominees to our Board of Directors;

(ii)	FOR the approval of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

(iii)	ABSTAIN on the non-binding stockholder proposal requesting that we adopt “majority voting” in uncontested elections of directors, if properly presented at the Annual Meeting; and

(iv)	in the discretion of the proxy holder on any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

As of the date of this Proxy Statement, we are not aware of any other matter to be raised at the Annual Meeting.

Voting

Stockholders of Record. If you are a stockholder of record, you may instruct the proxies to vote your shares by telephone, by the Internet or by signing, dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may vote your shares of our Common Stock in person at the Annual Meeting.

Street Name Holders. If you are a street name holder, you will receive instructions from your bank or broker that you must follow to be able to attend the Annual Meeting or to have your shares voted at the Annual Meeting.

Right to Revoke Proxy

Stockholders of Record. If you are a stockholder of record, you may revoke your proxy instructions through any of the following methods:

•	send written notice of revocation, prior to the Annual Meeting, to our Secretary, Mr. Cameron D. MacDougall, at New Senior Investment Group Inc., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105;

•	sign, date and mail a new proxy card to our Secretary;

•	dial the number provided on the proxy card and vote again;

•	log onto the Internet site provided on the proxy card and vote again; or

•	attend the Annual Meeting and vote your shares in person.

Street Name Holders. If you are a street name holder, you must contact your bank or broker to receive instructions as to how you may revoke your proxy instructions.

Copies of Annual Report to Stockholders

A copy of our Annual Report on Form 10-K for our most recently completed fiscal year has been filed with the Securities and Exchange Commission (the “SEC”) will be mailed to stockholders entitled to vote at the Annual Meeting who have elected to receive a hard copy of the proxy materials and is also available without charge to stockholders upon written request to: New Senior Investment Group Inc., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations. You can also find an electronic version of our Annual Report on the Investor Relations section of the New Senior website (www.newseniorinv.com).

Voting Results

Broadridge Financial Solutions, Inc., our independent tabulating agent, will count the votes and act as the Inspector of Election. We will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days of the Annual Meeting.

Confidentiality of Voting

We keep all proxies, ballots and voting tabulations confidential as a matter of practice. We permit only our Inspector of Election, Broadridge Financial Solutions, Inc., to examine these documents.

Recommendations of the Board of Directors

The Board of Directors recommends a vote:

(i)	FOR the election of the nominees to our Board of Directors; and

(ii)	FOR the approval of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2018.

As discussed below, the Board of Directors makes no recommendation on the non-binding stockholder proposal requesting “majority voting” in uncontested elections of directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The first proposal is to elect two Class I directors to serve until the 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified.

Our certificate of incorporation authorizes the number of directors to be not less than one, nor more than fifteen. The number of directors on the board is currently fixed at seven. Our Board of Directors is divided into three classes. The members of each class of directors serve staggered three-year terms.

Our current Board of Directors is classified as follows:

Class	Term Expiration	Director	Age
Class I	2018	Virgis W. Colbert	78
		Cassia van der Hoof Holstein	42
Class II	2019	Susan Givens	41
		Michael D. Malone	64
		David H. Milner	50
Class III	2020	Wesley R. Edens	56
		Stuart A. McFarland	71
		Robert Savage	50

The Board of Directors has unanimously proposed Virgis W. Colbert and Cassia van der Hoof Holstein as nominees for election as Class I directors. The director-nominees currently serve on our Board of Directors. If elected at the Annual Meeting, each of Mr. Colbert and Ms. van der Hoof Holstein will hold office until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier retirement, resignation or removal. Unless otherwise instructed, we will vote all proxies we receive FOR Virgis W. Colbert and Cassia van der Hoof Holstein. If either of the nominees becomes unable to stand for election as a director, an event that our Board of Directors does not presently expect, the proxy will be voted for a replacement nominee if one is designated by our Board of Directors.

The Board of Directors recommends that you vote FOR the election of Mr. Colbert and Ms. van der Hoof Holstein to serve as our Class  I directors until the 2021 annual meeting of the stockholders and until their successors are duly elected and qualified.

Information Concerning Our Directors, Including the Director Nominees

Set forth below is certain biographical information for our directors, including the director nominees, as well as the month and year each person was first elected as one of our directors.

Each of our directors was selected because of the knowledge, experience, skill, expertise and diversity the director contributes to the Board of Directors as a whole. Our directors have extensive familiarity with our business and experience from senior positions in large, complex organizations. In these positions, they gained core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development. The Nominating and Corporate Governance Committee believes that each of the directors also has key attributes that are important to an effective Board of Directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to serve on the Board of Directors and its committees.

Wesley R. Edens Chairman of the Board of Directors since October 2014

Mr. Edens has been the Chairman of our Board of Directors since October 2014. Mr. Edens is Co-Chief Executive Officer of Fortress Investment Group LLC (“Fortress”), an affiliate of FIG LLC, our manager (our “Manager”) and has been a member of the Board of Directors since November 2006. Mr. Edens has been a principal and a member of the Management Committee of Fortress since co-founding Fortress in May 1998. Previously, Mr. Edens served as Chief Executive Officer of Fortress from inception to August 2009. Mr. Edens is responsible for Fortress’s private equity and publicly traded alternative investment businesses.

He is also Chairman of the Board of Directors of each of New Media Investment Group Inc., Drive Shack Inc. (formerly known as Newcastle Investment Corp.) (“Drive Shack”) and OneMain Holdings, Inc. and a director of Mapeley Limited. Mr. Edens also previously served on the boards of the following publicly traded companies and registered investment companies: Florida East Coast Railway Corp. from December 2007 to June 2017; Intrawest Resorts Holdings, Inc. from January 2014 to July 2017, Fortress Transportation and Infrastructure Investors LLC from May 2015 to May 2016; Gaming and Leisure Properties Inc. from October 2013 to October 2016; New Residential Investment Corp. from April 2013 to May 2016; Nationstar Mortgage Holdings Inc. from February 2012 to July 2016; Brookdale Senior Living Inc. from September 2005 to June 2014; GAGFAH S.A. from September 2006 to June 2014; Penn National Gaming Inc. from October 2008 to November 2013 and GateHouse Media Inc. from June 2005 to November 2013. Prior to forming Fortress, Mr. Edens was a partner and a managing director of BlackRock Financial Management Inc. (an investment management firm), where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and a managing director of Lehman Brothers. Mr. Edens’ extensive credit, private equity finance and management expertise, extensive experience as an officer and director of public companies and his other qualifications and skills, led our Board of Directors to conclude that Mr. Edens should serve as a director.

Virgis W. Colbert Director since October 2014	Mr. Colbert has served as a member of our Board of Directors since October 2014. Mr. Colbert is a Senior Advisor to MillerCoors LLC and has served in a variety of key leadership positions with Miller Brewing Company since 1979, including Executive Vice President of Worldwide Operations from 1997 to 2005 and Senior Vice President of Operations from 1993 to 1997. Mr. Colbert is a member of the Board of Directors of The NASDAQ Stock Market LLC, NASDAQ PHLX LLC, NASDAQ BX, Inc., International Securities Exchange, LLC, ISE Gemini, LLC and ISE Mercury, LLC. Mr. Colbert also serves on the board of STAG Industrials, Inc. Mr. Colbert has previously served on the boards of Lorillard, Inc., where he was Lead Independent Director (from 2008 to 2015), Delphi Corp. (from 1999 to 2006), Merrill Lynch & Co. Inc. (from 2006 to 2008), Bank of America Corp. (from 2009 to 2013), Stanley Black & Decker (from 2002 to 2013), the Sara Lee Corporation and its successor The Hillshire Brands Company (from 2006 to 2013) and The Manitowoc Company, Inc. (from 2001 to 2012). He is Chairman Emeritus of the board for the Thurgood Marshall College Fund and former Chairman of the board of trustees for Fisk University. He is a life member of the National Association for the Advancement of Colored People. As a result of these and other professional experiences, Mr. Colbert has particular knowledge of and extensive experience in public company board practices and in the management and oversight of a regulated public company, including operations, logistics and strategic planning. These factors and his other qualifications and skills, led our Board of Directors to conclude that Mr. Colbert should serve as a director.

Susan Givens Director since October 2014	Ms. Givens has served as the Chief Executive Officer of New Senior Investment Group Inc. and as a member of the board of directors since October 2014. Ms. Givens previously served as the Chief Financial Officer and Treasurer of New Residential Investment Corp. Ms. Givens has over 15 years of private equity and finance experience. Ms. Givens also serves as a Managing Director in Fortress’s Private Equity group, where she has been responsible for various financial services, real estate, infrastructure and leisure investments. In addition, Ms. Givens was also responsible for overseeing equity capital markets transactions in the Private Equity group. Prior to joining Fortress in 2006, she held various private equity and investment banking roles at Seaport Capital and Deutsche Bank. These factors and her other qualifications and skills, led our Board of Directors to conclude that Ms. Givens should serve as a director.

Michael D. Malone Director since October 2014	Mr. Malone has served as a member of our Board of Directors since October 2014. Mr. Malone was appointed to the board of directors of Walker & Dunlop, Inc., a real estate financial services company, in November 2012 and serves as a member of the audit and compensation committees. Mr. Malone has served as a director of Nationstar since 2012 and serves as chair of the nominating and corporate governance committee and member of the audit and compensation committees. From January 2008 until June 2013, Mr. Malone served as a director and a member of the compensation committee and the audit committee of Morgans Hotel Group Co. From February 2008 until February 2012, he served as a Managing Director of Fortress Investment Group LLC, where he was in charge of the Charlotte, North Carolina office and responsible for the business of the capital formation group in the southeast and southwest regions of the United States. Mr. Malone retired from Bank of America in November 2007, after nearly 24 years of service as Senior Executive Banker and Managing Director. Over those years Mr. Malone worked in and ran a number of investment banking businesses for the bank and its subsidiary, Banc of America Securities LLC, including real estate, gaming, lodging, leisure and the financial sponsors businesses. These factors and his other qualifications and skills, led our Board of Directors to conclude that Mr. Malone should serve as a director.

Stuart A. McFarland Director since October 2014	Mr. McFarland has served as a member of our Board of Directors and the Chairman of the Audit Committee since October 2014. Mr. McFarland is a Managing Partner of Federal City Capital Advisors, LLC, where he worked since 1997, which is now dormant. Mr. McFarland was Chairman of Federal City Bancorp, Inc. from 2005- 2007 and President and Chief Executive Officer of Pedestal Inc., an internet secondary mortgage market trading exchange, from 1997 - 2001. Mr. McFarland was Executive Vice President and General Manager of GE Capital Mortgage Services and President and CEO of GE Capital Asset Management Corporation from 1990 to 1995. Prior to GE Capital, Mr. McFarland was President and CEO of Skyline Financial Services Corp. from 1988 – 1990. Before joining Skyline, Mr. McFarland was President and CEO of National Permanent Federal Savings Bank in Washington, D.C. from 1986 – 1987. From 1981-1986, Mr. McFarland was Executive Vice President—Operations and Chief Financial Officer with Fannie Mae (Federal National Mortgage Association). From 1972 to 1981, he was President and Director of Ticor Mortgage Insurance Company in Los Angeles, California. Mr. McFarland has served as director of Drive Shack Inc. since October 2002 and as chairman of the audit committee and a member of the nominating and corporate governance committee and compensation committee of its board of directors since November 2002. Mr. McFarland was a director of Newcastle Investment Holdings LLC (the predecessor of Drive Shack Inc.) from May 1998 until October 2002. Mr. McFarland serves as a Director of the Brookfield Investment Funds and the New America High Income Fund, Inc. and as a member of the audit committee of each company. From 2003–2013, Mr. McFarland served as a Director and the Lead Independent Director of the Brandywine Funds. Mr. McFarland also serves as a Director and Member of the Executive Committee of the Center for Housing Policy and is a member of the Trustees Council of The National Building Museum. Mr. McFarland is a member of the Board of Directors of Steward Partners Holdings, LLC, the holding company for Steward Partners Global Advisory, a private financial services firm, since January 2018. These factors and his other qualifications and skills, led our Board of Directors to conclude that Mr. McFarland should serve as a director.

David H. Milner Director since March 2018	Mr. Milner has served as a member of our Board of Directors since March 2018. Mr. Milner has served as the Chief Executive Officer of NuGen Capital Management since he founded the company in 2009. Mr. Milner is responsible for the strategic direction and capital allocation of the NuGen platform. NuGen owns and operates large scale solar projects and energy storage systems and has acquired significant land and real estate holdings. Over the past 20 years, Mr. Milner founded, operated and exited from successful investment companies and businesses in energy and real estate. Our Board concluded that he should serve as a director in light of his investment and management experience.

Robert Savage Director since February 2016	Mr. Savage has served as a member of our Board of Directors since February 2016. Mr. Savage is Partner of KSH Capital Partners. Prior to founding KSH, he was Co-founder and President of KTR Capital Partners (“KTR”), a leading real estate private equity firm focused on logistics properties throughout North America, KTR and its commingled investment funds were sold in May 2015. Prior to founding KTR, Mr. Savage was Executive Vice President, Chief Operating Officer and Trustees of Keystone Property Trust (“Keystone” NYSE: KTR). Mr. Savage was a partner in the formation of Keystone in 1997 and joined the firm in an executive capacity in 2000. Keystone was sold in August 2004. Mr. Savage began his career as a financial analyst at LaSalle Partners, followed by an investment banking career at Merrill Lynch advising clients in the real estate, hospitality and gaming sectors. Mr. Savage is a Trustee of Mount Sinai Medical Center in New York and a Director of VolunteerMatch.org. Mr. Savage was appointed to the Board of New Senior pursuant to a settlement agreement with Levin Capital Strategies, L.P. and its affiliates, and our Board concluded that he should serve as a director in light of his experience in and knowledge of the real estate industry and the management of a regulated public company.

Cassia van der Hoof Holstein Director since October 2014	Ms. van der Hoof Holstein has served as a member of our Board of Directors since October 2014. Ms. van der Hoof Holstein is a Fellow of the Emerson Collective, an organization dedicated to promoting social justice initiatives. She serves on the Board of Directors of PIVOT, a global health non-profit working in Madagascar, the Board of Directors of Agile Global Health (formerly known as A&K Global Health LLC), a private global healthcare management company providing medical travel services and supplies, and she chairs the Board of Directors of Plus 1, which connects recording artists, their audiences, and pragmatic social justice efforts. She also serves on the Advisory Board of COPE, a community-based global health delivery project in the Navajo Nation, and on the Board of Trustees of Partners In Health. Previously, Ms. van der Hoof Holstein was Chief Partnership Integration Officer for Partners In Health, where she worked from 2009 until June 2017. From 2011-2017, she was also Associate Director of the Global Health Delivery Partnership for the Department of Global Health and Social Medicine at Harvard Medical School. With Abbey Gardner, she edited Haiti After the Earthquake, published in 2012. Previously, Ms. van der Hoof Holstein was the Director of Rural Health at the Clinton HIV/AIDS Initiative (CHAI), where she worked from 2002 to 2008; Executive Producer at E*TRADE Financial, where she worked from 2000 to 2002; and a co-founder of ClearStation.com in 1999. Ms. van der Hoof Holstein studied Literature at Harvard, and was honored to get her start in global health in the Poverty Issues office of the Senate Committee on Labor and Human Resources, then chaired by Senator Edward M. Kennedy, in 1993. As a result of Ms. van der Hoof Holstein’s experience in and knowledge of the health care industry, our Board of Directors concluded that Ms. van der Hoof Holstein should serve as a director.

Compensation of Directors

The total annual compensation generally payable to our non-employee directors is $150,000. In addition, we pay an annual fee to the chair of the Audit Committee of $10,000. Fees to independent directors may be made by issuance of common stock, based on the value of such common stock at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent and such shares are granted pursuant to a stockholder-approved plan or the issuance is otherwise exempt from NYSE listing requirements. Each independent director also received an initial one time grant of fully vested options relating to 5,000 shares of our common stock under our Plan upon the date of the first meeting of our Board of Directors attended by such director. Affiliated directors are not separately compensated by us. All members of the Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors.

Director Compensation Table for 2017

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	Total
Virgis W. Colbert	$150,000	$—	$—	$150,000
Michael D. Malone	$150,000	$—	$—	$150,000
Stuart A. McFarland	$160,000	$—	$—	$160,000
Robert Savage	$150,000	$—	$—	$150,000
Cassia van der Hoof Holstein	$150,000	$—	$—	$150,000

(1)	As of December 31, 2017, the following directors held the following numbers of fully vested options: Colbert—5,000; Malone—5,000; McFarland—5,000; van der Hoof Holstein—5,000; Savage—5,000.

Determination of Director Independence

At least a majority of the directors serving on the Board of Directors must be independent. For a director to be considered independent, our Board of Directors must determine that the director does not have any direct or indirect material relationship with the Company or Fortress. The Board of Directors has established categorical standards to assist it in determining director independence, which conform to the independence requirements under the NYSE listing rules. Under the categorical standards, a director will be independent unless:

(a)	within the preceding three years: (i) the director was employed by the Company or its Manager; (ii) an immediate family member of the director was employed by the Company or its Manager as an executive officer; (iii) the director or an immediate family member of the director received more than $120,000 per year in direct compensation from the Company, its Manager or any controlled affiliate of its Manager (other than director or committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service)); (iv) the director was employed by or affiliated with the independent registered public accounting firm of the Company or its Manager; (v) an immediate family member of the director was employed by the independent registered public accounting firm of the Company or its Manager as a partner, principal or manager; or (vi) an executive officer of the Company or its Manager was on the compensation committee of a company which employed the director, or which employed an immediate family member of the director as an executive officer; or

(b)	he or she is an executive officer of another company that does business with the Company and the annual sales to, or purchases from, the Company is the greater of $1 million, or two percent of such other company’s consolidated gross annual revenues.

Whether directors meet these categorical independence tests will be reviewed and will be made public annually prior to our annual meeting of stockholders. The Board of Directors may determine, in its discretion, that a director is not independent notwithstanding qualification under the categorical standards. The Board of Directors has determined that each of Messrs. Colbert, Malone, McFarland, Milner and Savage and Ms. van der Hoof Holstein are independent for purposes of

NYSE Rule 303A and that each such director has no material relationship with the Company. In making such determination, the Board of Directors took into consideration, (i) with respect to Mr. Malone, that he is a director of Nationstar, which is majority owned by private equity funds managed by our Manager, and where he serves as chair of the nominating and corporate governance committee and member of the audit committee and compensation committee, and that he was an employee of Fortress from 2008 until 2012, (ii) with respect to Mr. McFarland, that he is a director of Drive Shack, an entity that is managed by our Manager, and where he serves as chair of the audit committee and a member of the nominating and corporate governance committee and compensation committee, (iii) with respect to Ms. van der Hoof Holstein, that Mr. Edens has made charitable contributions to an organization at which she was previously employed and of which she is now a trustee, and (iv) that certain directors have invested in the securities of private investment funds or companies managed by or affiliated with our Manager.

Statement on Corporate Governance

We emphasize the importance of professional business conduct and ethics through our corporate governance initiatives. Our Board of Directors consists of a majority of independent directors (in accordance with the rules of the NYSE). Our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are each composed entirely of independent directors.

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics, which delineate our standards for our officers and directors and employees of our Manager. We make available, free of charge through a link on our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports, if any, as filed with the SEC as soon as reasonably practicable after such filing. Our site also contains our Code of Business Conduct and Ethics, Code of Ethics for Principal Executive Officers and Senior Financial Officers, Corporate Governance Guidelines, and the charters of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee of our Board of Directors. Our website address is www.newseniorinv.com. You may also obtain these documents by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.

As mentioned above, the Board of Directors has adopted a Code of Business Conduct and Ethics, which is available on our website, that applies to all employees of our Manager who provide services to us, and each of our directors and officers, including our principal executive officer and principal financial officer. The purpose of the Code of Business Conduct and Ethics is to promote, among other things, honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in public communications and reports and documents that the Company files with, or submits to, the SEC, compliance with applicable governmental laws, rules and regulations, accountability for adherence to the code and the reporting of violations thereof.

The Company has also adopted a Code of Ethics for Principal Executive Officers and Senior Financial Officers, which is available on our website and which sets forth specific policies to guide the Company’s senior officers in the performance of their duties. This code supplements the Code of Business Conduct and Ethics described above. The Company intends to disclose any changes in or waivers from either code applicable to the Company’s executive officers or directors by posting such information on our website.

The Company does not have a policy to separate the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Mr. Edens has served as the Chairman of the Board of Directors since October 2014. Mr. Edens’ service has allowed us to profit from his extensive knowledge of the Company and its industry. Our current Chief Executive Officer, Ms. Givens, also serves as a director, a structure that permits her to focus on the management of the Company’s day-to-day operations while still fostering communication between the Company’s management and the Board of Directors. The Company does not have a lead independent director.

Board and Committee Meetings

During the year ended December 31, 2017, our Board of Directors held 13 meetings. No director (other than Mr. Edens and Mr. Malone) attended fewer than 75 percent of all meetings of our Board of Directors and the committees on which such director served. The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. During 2017, the Audit Committee met five times, the Compensation Committee met once and the Nominating and Corporate Governance Committee met once. Although director attendance at the Company’s annual meeting each year is encouraged, the Company does not have an attendance policy. None of our directors, other than Ms. Givens, attended the 2017 annual meeting.

Audit Committee. Our Board of Directors has a standing Audit Committee composed entirely of independent directors. The current members of the Audit Committee are Messrs. Colbert, Malone and McFarland (Chairman), each of whom has been determined by our Board of Directors to be independent in accordance with the rules of the NYSE and the SEC’s audit committee independence standards. The purpose of the Audit Committee is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation, assisting the board’s oversight of (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the Company’s independent registered public accounting firm’s qualifications and independence; and (d) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function. The Audit Committee is also responsible for appointing the Company’s independent registered public accounting firm and approving the terms of the registered public accounting firm’s services. The Audit Committee operates pursuant to a charter, which is available on our website, www.newseniorinv.com. You may also obtain the charter by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.

The Board of Directors has determined that Mr. McFarland qualifies as an “Audit Committee Financial Expert” as defined by the rules of the SEC. The Board of Directors has also determined that Mr. McFarland’s simultaneous service on the audit committees of Brookfield Investment Funds, Inc., New America High Income Fund, Inc. and Drive Shack Inc. would not impair his ability to effectively serve on our Audit Committee. As noted above, our Board of Directors has determined that Mr. McFarland is independent under NYSE and SEC standards.

The Company’s risk management is overseen by the Chief Executive Officer, who receives reports directly from other officers and individuals who perform services for the Company. Material risks are identified and prioritized by management, and material risks are periodically discussed with the Board of Directors. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, including risks and contingencies associated with each area. In addition to the formal compliance program, the Board of Directors encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

Compensation Committee. The members of the Compensation Committee are Messrs. Colbert (Chairman), McFarland and Savage and Ms. van der Hoof Holstein, each of whom has been determined by our Board of Directors to be independent in accordance with the rules of the New York Stock Exchange. The Compensation Committee is responsible for overseeing the annual review of the Management Agreement with the Company’s Manager, administering and approving the grant of awards under any incentive compensation plan, including any equity-based plan, of the Company and making recommendations to the Board of Directors regarding director compensation. The charter of the Compensation Committee is available on our website, at www.newseniorinv.com. You may also obtain the charter by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations. Pursuant to the terms of our Management Agreement, the Company does not pay any compensation to its executive officers. Each member of the Compensation Committee is a “non-employee director” as defined under Rule 16b-3 under the Exchange Act and is also an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, as well as being an independent director under the NYSE listing standards and other applicable laws, rules and regulations.

Nominating and Corporate Governance Committee. Our Board of Directors has a standing Nominating and Corporate Governance Committee composed entirely of independent directors. The current members of the Nominating and Corporate Governance Committee are Messrs. Colbert, Malone (Chairman) and Savage and Ms. van der Hoof Holstein, each of whom has been determined by our Board of Directors to be an independent director in accordance with the rules of the New York Stock Exchange. The functions of the Nominating and Corporate Governance Committee include, without limitation, the following: (a) recommending to the board individuals qualified to serve as directors of the Company and on committees of the board; (b) advising the board with respect to board composition, procedures and committees; (c) advising the board with respect to the corporate governance principles applicable to the Company; and (d) overseeing the evaluation of the board. The charter of the Nominating and Corporate Governance Committee is available on our website, at www.newseniorinv.com. You may also obtain the charter by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.

The Nominating and Corporate Governance Committee, as required by the Company’s Bylaws, will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate and may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

The Company’s Bylaws provide certain procedures that a stockholder must follow to nominate persons for election to the Board of Directors. Nominations for director at an annual stockholder meeting must be submitted in writing to the Company’s Secretary at New Senior Investment Group Inc., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105. The Secretary must receive the notice of a stockholder’s intention to introduce a nomination at an annual stockholders’ meeting (together with certain required information set forth in the Company’s Bylaws) within the time frames set forth below under “Advance Notice for Stockholder Nominations and proposals for 2019 Annual Meeting.”

The Nominating and Corporate Governance Committee believes that the qualifications for serving as a director of the Company are, taking into account such person’s familiarity with the Company, possession of such knowledge, experience, skills, expertise, integrity and diversity as would enhance the board’s ability to manage and direct the affairs and business of the Company, including, when applicable, the ability of committees of the board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or NYSE rule.

In addition to considering a director-candidate’s background and accomplishments, the process for identifying and evaluating all nominees includes a review of the current composition of the Board of Directors and the evolving needs of our business. The Nominating and Corporate Governance Committee will identify potential nominees by asking current directors and executive officers to notify the Committee if they become aware of suitable candidates. The Nominating and Corporate Governance Committee also may, from time to time, engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders. Our evaluation of nominees does not necessarily vary depending on whether or not the nominee was nominated by a stockholder. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. We do not have a formal policy with regard to the consideration of diversity in identifying director-nominees, but the Nominating and Corporate Governance Committee strives to nominate individuals with a variety of complementary skills. The Nominating and Corporate Governance Committee assesses its achievement of diversity through the review of the Board’s composition as part of the Board’s annual self-assessment process.

Stockholder Communications with Directors

The Company provides the opportunity for stockholders and interested parties to communicate with our directors. You can contact our Board of Directors to provide comments, to report concerns, or to ask a question, at the following address:

New Senior Investment Group Inc.

Secretary

1345 Avenue of the Americas, 45th Floor

New York, New York 10105

Stockholders may contact the non-management directors (including the director who presides over the executive sessions of non-management directors, or the non-management directors as a group, or the Audit Committee as a group) at the address above or at the following email address: ir@newseniorinv.com.

All communications received as set forth in the preceding paragraph will be opened by the Legal and Compliance Departments of our Manager, for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, sufficient copies of the contents will be made for each director who is a member of the group or committee to which the envelope or e-mail is addressed. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

REPORT OF THE AUDIT COMMITTEE

In accordance with and to the extent permitted by the rules of the SEC, the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of the Company’s future filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be “soliciting material” or to be “filed” under the Exchange Act or the Securities Act of 1933, as amended.

The Audit Committee operates under a written charter approved by the Board of Directors, consistent with the corporate governance rules issued by the SEC and the NYSE. The Audit Committee’s charter is available on the Company’s website at www.newseniorinv.com. The members of the Audit Committee hold executive sessions during the course of the year.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate in accordance with generally accepted accounting principles. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s internal control over financial reporting, including a review of management’s and the independent registered public accounting firm’s assessments of and reports on the effectiveness of internal control over financial reporting and any significant deficiencies or material weaknesses.

The Audit Committee has reviewed and discussed with management the audited financial statements in the annual report to stockholders.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 1301, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), other standards of the PCAOB, rules of the SEC and other applicable regulations, including the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable PCAOB requirements and has discussed with the independent registered public accounting firm their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2017, for filing with the SEC. The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2018.

The Audit Committee

Stuart A. McFarland, Chairman

Virgis W. Colbert

Michael D. Malone

Executive Sessions of Non-Management Directors

Executive sessions of the non-management directors occur during the course of the year. “Non-management directors” include all directors who are not officers of the Company or employees of the Company’s Manager. The non-management director presiding at those sessions may rotate from meeting to meeting among the chair of each of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee, to the extent the director is present at the executive session.

EXECUTIVE OFFICERS

The following table shows the names and ages of our executive officers and the positions held by each individual. A description of the business experience of each for at least the past five years follows the table.

Name	Age	Position
Susan Givens	41	Chief Executive Officer
Bhairav Patel	39	Interim Chief Financial Officer, Treasurer, and Chief Accounting Officer

Susan Givens For information regarding Ms. Givens, see “Information Concerning Our Directors, Including the Director Nominees” above.

Bhairav Patel has been our Chief Accounting Officer since March 2016 and Interim Chief Financial Officer and Treasurer since September 2016. Mr. Patel is a Managing Director in Fortress’s Private Equity group. Mr. Patel joined Fortress in 2007 and has served in various capacities within the corporate accounting and finance divisions, including as head of Fortress’s financial planning & analysis group. Prior to joining Fortress in 2007, Mr. Patel served as an accounting manager at GSC Group, a credit-based alternative investment manager. Mr. Patel received a Bachelor’s degree and Master’s degree in Commerce from the University of Mumbai, and is a Certified Public Accountant (inactive).

EXECUTIVE AND MANAGER COMPENSATION

Compensation Discussion and Analysis

Introduction

Each of our officers is an employee of our Manager or an affiliate of our Manager. Our officers are compensated by our Manager (or the applicable affiliate) and do not receive any compensation directly from us. We do not reimburse our Manager or any of its affiliates for the compensation of any of our officers and do not make any decisions regarding the compensation of our officers. For a description of our Manager’s compensation, please refer to the section entitled “Certain Relationships and Related Transactions—Transactions with Related Persons—Management Agreement with Fortress.”

In accordance with our Management Agreement, our officers devote such portion of their time to our affairs as is required for the performance of the duties of our Manager under the Management Agreement. As a result, certain of our officers from time to time may be exclusively dedicated to performing services to us and thus not provide any other significant services to our Manager, while other of our officers are not exclusively dedicated to us and perform services for our Manager that are unrelated to our affairs.

Our Chief Executive Officer, Susan Givens, devoted a substantial portion of her time to the Company in 2017, although she did not exclusively provide services to us in 2017. Since our Manager compensates Ms. Givens based on the overall value of the various services that she performs to our Manager, our Manager is not able to segregate and identify any portion of the compensation awarded to her as relating solely to service performed for us. Accordingly, we have not included any information relating to the compensation paid to Ms. Givens by our Manager in or in respect of 2017 in the “Summary Compensation Table”, below. Nevertheless, to the extent that Ms. Givens has been awarded options relating to shares of our Common Stock as part of her overall compensation, we have disclosed those holdings under the “Outstanding Option Awards as of December 31, 2017” table, below.

In 2017, our Interim Chief Financial Officer, Treasurer, and Chief Accounting Officer, Bhairav Patel, was exclusively dedicated to providing services to us. Accordingly, our Manager has determined that the entire amount of the compensation that it paid to Mr. Patel in or in respect of 2017 was for services that he performed for us and we have therefore reported that compensation in the “Summary Compensation Table”, below.

Compensation for 2017

All of the decisions regarding Mr. Patel’s compensation are made by the Manager and neither the Company, our Board of Directors nor Mr. Patel have any role in determining any aspect of his compensation with the Manager. Our Manager used the following compensation elements in 2017 as tools to reward and retain Mr. Patel:

•	Base Salary — Our Manager paid Mr. Patel a base salary of $200,000 in 2017 to assist him with paying basic living expenses during the calendar year;

•	Bonus — Our Manager paid Mr. Patel a discretionary bonus of $675,000 in early 2018 based on its subjective review of his performance in 2017; and

•	Other Compensation — Our Manager also provides Mr. Patel with 401(k) matching contributions and company-paid life insurance premiums, which the Manager believes are reasonable, competitive and consistent with the Manager’s overall executive compensation objectives to reward and retain.

Additional Details on Executive Compensation

Summary Compensation Table

The following table provides additional information regarding the compensation earned by Bhairav Patel, our Interim Chief Financial Officer, Treasurer, and Chief Accounting Officer, in respect of 2017, which in each case was determined and paid by our Manager. As described in more detail above, our Manager is not able to segregate and identify any portion of the compensation earned by our Chief Executive Officer, Susan Givens, in respect of 2017 as relating solely to services performed for us, and therefore this Summary Compensation Table does not include any compensation for Ms. Givens.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)(1)	Total ($)
Bhairav Patel	2017	200,000	675,000	—	8,490	883,490
Interim Chief Financial Officer, Treasurer, and Chief Accounting Officer	2016	200,000	675,000	150,000	8,346	1,033,346

(1)	The amount in this column with respect to 2017 consists of (i) $7,950 of 401(k) matching contributions made by the Manager and (ii) $540 of life insurance premiums paid by the Manager.

Outstanding Option Awards as of December 31, 2017

The following table summarizes grants of options relating to shares of our common stock that were held by our officers as of December 31, 2017. These options (“Tandem Options”) correspond on a one-to-one basis with options granted to our Manager, such that exercise of such options would result in the cancellation of the corresponding options held by our Manager. We did not incur any expense under FASB ASC Topic 718 in respect of the grant of these options. The only one of our officers who held Tandem Options as of December 31, 2017 was Ms. Givens.

Name	Number of Securities Underlying Exercisable Options (#)(1)	Number of Securities Underlying Not-Yet Exercisable Options (#)(1)	Option Exercise Price ($)	Option Expiration Date (2)
Susan Givens	—	402,282	11.80	6/29/2025

(1)	Upon the grant of options to our Manager (or an affiliate), such options are fully vested and become exercisable over a 30-month period (the “Total Exercisability Period”) in equal monthly installments beginning on the first of each month following the month in which the options were granted. When Tandem Options are granted, the manager options become exercisable in equal monthly installments over a portion of the Total Exercisability Period equal to 30 months, minus the product of (i) the ratio of tandem awards to the total number of related options (including options underlying such tandem awards) multiplied by (ii) 30 (such period, the “Manager Exercisability Period”). Following the Manager Exercisability Period, the Tandem Options vest in generally equal monthly installments over the remainder of the Total Exercisability Period and become exercisable only at the end of the Total Exercisability Period.
(2)	Represents the expiration date of the option held by our Manager that is the basis for the Tandem Option held by the officer. In general, the expiration date of the Tandem Option occurs prior to the expiration date of the underlying option.

Stock Vested During the Last Completed Fiscal Year

The following table provides additional information on the vesting during the last completed fiscal year of RSUs relating to Class A Shares of Fortress Investment Group LLC held by Mr. Patel.

Name	Number of Class A Shares of Fortress Investment Group LLC acquired on vesting (#)	Value realized on vesting ($)(1)
Bhairav Patel	58,698	424,393

(1)	The value realized on vesting is computed by multiplying the number of Class A Shares of Fortress Investment Group LLC by the market value of a Class A Share of Fortress Investment Group LLC on the applicable vesting date. For purposes of the unvested RSUs relating to Class A Shares of Fortress Investment Group LLC held by Mr. Patel that became vested and were cancelled as a result of the completion of the merger between Fortress Investment Group LLC and an affiliate of SoftBank Group Corp., the market value is based on the $8.08 per share price that was paid to holders of Class A Shares of Fortress Investment Group LLC and the related RSUs.

Potential Payments Upon Change-in-Control or Termination

Potential Payments to Mr. Patel

Mr. Patel is not entitled to any cash severance payments upon a termination of his employment with our Manager and its affiliates, whether occurring prior to or following a change in control of the Company or Fortress Investment Group LLC.

Mr. Patel held a total of 43,205 unvested RSUs relating to Class A Shares of Fortress Investment Group LLC at the time that Fortress Investment Group LLC completed its merger with an affiliate of SoftBank Group Corp. As a result of that merger, all of those RSUs immediately became vested and Mr. Patel received an aggregate cash payment of approximately $349,097 in respect of the cancellation of those RSUs.

Treatment of Manager Options and Tandem Options

All options granted to our Manager will become fully vested and exercisable upon a “change of control” (as defined in the New Senior Nonqualified Stock Option and Incentive Award Plan). All Tandem Options will become fully vested and exercisable if the holder’s employment with our Manager and its affiliates is terminated without cause within 12 months following a change of control of the Company. The option awards held by our Manager as of December 31, 2017 that would have been accelerated had a change of control occurred on December 31, 2017 had no intrinsic value (based on a price per share of our common stock of $7.56 on December 29, 2017).

Nonqualified Stock Option and Incentive Award Plan

The New Senior Nonqualified Stock Option and Incentive Award Plan (the “Plan”), was adopted by the Board of Directors on October 16, 2014. The Plan is intended to facilitate the continued use of long-term equity-based awards and incentives for the benefit of the service providers to the Company and our Manager. A summary of the Plan is set forth below.

The Plan is administered by our Board of Directors, which has appointed our compensation committee (the “Compensation Committee”) to administer the Plan. As the administrator of the Plan, the Compensation Committee has the authority to grant awards under the Plan and to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it deems advisable for the administration of the Plan. The Committee also has the authority to interpret the terms and provisions of the Plan, any award issued under the Plan and any award agreements relating thereto, and to otherwise supervise the administration of the Plan. In particular, the Compensation Committee has the authority to determine the terms and conditions of awards under the Plan, including, without limitation, the exercise price, the number of shares of our common stock subject to awards, the term of the awards and the vesting schedule applicable to awards, and to waive or amend the terms and conditions of outstanding awards. All decisions made by the Compensation Committee pursuant to the provisions of the Plan are final, conclusive and binding on all persons.

The terms of the Plan provide for the grant of options (that are not intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code), stock appreciation rights (“SARs”), restricted stock, performance awards and tandem awards to our Manager or to employees, officers, directors, consultants, service providers or advisors to either our Manager or the Company who have been selected by the Compensation Committee to be participants in the Plan.

We reserved 30,000,000 shares of our common stock for issuance under the Plan. On the date of any equity issuance by us during the ten-year term of the Plan, that number will be increased by a number of shares of our common stock equal to 10% of the number of shares of our common stock newly issued by us in such equity issuance. The shares of our common stock which may be issued pursuant to an award under the Plan may be treasury stock, authorized but unissued stock or stock acquired on the open market to satisfy the requirements of the Plan. Awards may consist of any combination of such stock, or, at our election cash. The aggregate number of shares of our common stock that may be granted during any calendar year to any participant who is a “covered employee” for purposes of Section 162(m) of the Code during such calendar year may not be greater than 30,000,000. If any shares of our common stock subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the participant, such shares will again be available for grants under the Plan. The grant of a tandem award will not reduce the number of shares of our common stock reserved and available for issuance under the Plan.

Upon the occurrence of any event which affects the shares of our common stock in such a way that an adjustment of outstanding awards is appropriate to prevent the dilution or enlargement of rights under the awards, the Compensation Committee will make appropriate equitable adjustments. The Compensation Committee may also provide for other substitutions or adjustments in its sole discretion, including, without limitation, the cancellation of any outstanding award and payment in cash or other property in exchange thereof, equal to the excess, if any, of the fair market value of the shares or other property subject to the award over the exercise price, if any.

Pursuant to the terms of our Management Agreement, we grant our Manager options in connection with our equity offerings as compensation for our Manager’s role in raising capital for us, which we expect will be issued pursuant to the Plan. In the event that we offer shares of our common stock to the public, we will simultaneously grant to our Manager (or an affiliate of our Manager) a number of options equal to up to 10% of the aggregate number of shares being issued in such offering at an exercise price per share equal to the offering price per share paid by the public or the ultimate purchaser in the offering. The main purpose of these options is to provide transaction-specific compensation to the Manager, in a form that aligns our Manager’s interests with those of our stockholders, for the valuable services it provides in raising capital for us to invest through equity offerings. In addition, the plan enables the Manager to incentivize its employees who render services to us by making tandem equity awards to them and thus also aligning their interests with those of our stockholders. In each case, the Plan provides that such options will be fully vested as of the date of grant and exercisable as to 1/30 of the shares subject to the option on the first day of each of the 30 calendar months following the date of the grant. Options granted to our Manager are contractually required to be settled in an amount of cash equal to the excess of the fair market value of a share on the date of exercise over the exercise price per share, unless a majority of the independent members of the Board determines to settle the option in shares. If the option is settled in shares, the independent members of the Board will determine whether the exercise price will be payable in cash, by withholding from shares of our common stock otherwise issuable upon exercise of such option or through another method permitted under the Plan. In connection with the public offering of 20,114,090 shares of our Common Stock on June 29, 2015, we granted options to our Manager relating to the same number of shares of our Common Stock.

In addition, the Compensation Committee has the authority to grant such other awards to our Manager as it deems advisable, provided that no such award may be granted to our Manager in connection with any issuance by us of equity securities in excess of 10% of the maximum number of equity securities then being issued. Our Board of Directors may also determine to issue options to the Manager that are not subject to the Plan, provided that the number of shares underlying any options granted to the Manager in connection with capital raising efforts would not exceed 10% of the shares sold in such offering and would be subject to NYSE rules.

Each of the Compensation Committee and our Manager also has the authority under the terms of the Plan to direct Tandem Options to employees of our Manager who act as officers or perform other services for us that correspond on a one-to-one basis with the options granted to our Manager, such that exercise by such employee of the Tandem Options would result in the corresponding options held by our Manager being cancelled. As a condition to the grant of Tandem Options, our Manager is required to agree that so long as such Tandem Options remain outstanding, our Manager will not exercise any options under any designated Manager options that relate to the options outstanding under such Tandem Options. If any Tandem Options are forfeited, expire or are cancelled without being exercised, the related options under the designated Manager options will again become exercisable in accordance with their terms. The terms and conditions of any Tandem Options (e.g., the per-share exercise price, the schedule of vesting, exercisability and delivery, etc.) will be determined by the Compensation Committee or the Manager, as the case may be, in its sole discretion and must be included in an award agreement, provided, that the term of such Tandem Options may not be greater than the term of the designated Manager options to which they relate. Tandem Options are contractually required to be settled in an amount of cash equal to the excess of the fair market value of a share on the date of exercise over the exercise price per share, unless one of our authorized officers determines to settle the award in shares. All outstanding Tandem Options will be settled in an amount of cash equal to the excess of the fair market value of a share of our Common Stock on the date of exercise over the fair market value on the date of grant, unless one of our authorized officers other than the optionholder or, in the case of options held by Ms. Givens, an independent director approves settlement in shares.

All options granted to our Manager will become fully vested and exercisable upon a “change of control” (as defined in the Plan) or a termination of the Manager’s services to us for any reason, and any Tandem Options will be governed by the terms and condition set forth in the applicable award agreements, as determined by the Compensation Committee or the Manager, as the case may be.

As a general matter, the Plan provides that the Compensation Committee has the power to determine at what time or times each option may be exercised and, subject to the provisions of the Plan, the period of time, if any, after death, disability or other termination of employment during which options may be exercised. Options may become vested and exercisable in installments, and the exercisability of options may be accelerated by the Compensation Committee. To the extent permitted by applicable law, we may make loans available to the optionee in connection with the exercise of stock options. Such loans must be evidenced by the delivery of a promissory note and will bear interest and be subject to such other terms and conditions (including, without limitation, the execution by the optionee of a pledge agreement) as the Compensation Committee may determine. In any event, such loan amount may not exceed the sum of (x) the exercise price less the par value of the shares of our common stock subject to such option then being exercised plus (y) any federal, state or local income taxes attributable to such exercise.

The Compensation Committee may also grant SARs in tandem with all or part of, or completely independent of, a grant of options or any other award under the Plan. A SAR issued in tandem with an option may be granted at the time of grant of the related option or at any time during the term of such option. The amount payable in cash and/or shares of our common stock with respect to each SAR will be equal in value to a percentage (including up to 100%) of the amount by which the fair market value per share of our common stock on the exercise date exceeds the fair market value per share of our common stock on the date of grant of the SAR. The applicable percentage will be established by the Compensation Committee. The award agreement under which the SAR is granted may state whether the amount payable is to be paid wholly in cash, wholly in shares of our common stock or in any combination of the foregoing, and if the award agreement does not state the manner of payment, the Compensation Committee will determine such manner of payment at the time of payment. The amount payable in shares of our common stock, if any, is determined with reference to the fair market value per share of our common stock on the date of exercise.

SARs issued in tandem with options shall be exercisable only to the extent that the options to which they relate are exercisable. Upon exercise of the tandem SAR, and to the extent of such exercise, the participant’s underlying option shall automatically terminate. Similarly, upon the exercise of the tandem option, and to the extent of such exercise, the participant’s related SAR will automatically terminate.

The Compensation Committee may also grant restricted stock, performance awards, and other stock and non-stock-based awards under the Plan. These awards will be subject to such conditions and restrictions as the Compensation Committee may determine, which may include, without limitation, the achievement of certain performance goals or continued employment with us through a specific period.

The Plan provides that each new non-officer or non-employee member of our Board of Directors will be granted an initial one-time grant of an option relating to shares of our common stock upon the date of the first meeting of our Board of Directors attended by such director. Such initial option grant, which will be fully vested on the date of grant, will have an exercise price equal to the fair market value of the underlying shares of our common stock on the date of grant.

Equitable Adjustment of Options

In connection with our separation from Drive Shack, each Drive Shack option held by our Manager or by the directors, officers, employees, service providers, consultants and advisors of our Manager at the date of the distribution of our common stock to Drive Shack’s stockholders was converted into an adjusted Drive Shack option as well as a new New Senior option. On November 6, 2014, we issued a total of 5,541,867 options. The exercise price of each adjusted Drive Shack option and New Senior option was set to collectively maintain the intrinsic value of the Drive Shack option immediately prior to the distribution and to maintain the ratio of the exercise price of the adjusted Drive Shack option and the New Senior option, respectively, to the fair market value of the underlying shares at the time the distribution was made. The terms and conditions applicable to each such New Senior option were substantially similar to the terms and conditions otherwise applicable to the Drive Shack option as of the date of distribution. The grant of such New Senior options did not reduce the number of shares of our common stock otherwise available for issuance under the Plan. These options are contractually required to be settled in an amount of cash equal to the excess of the fair market value of a share on the date of exercise over the exercise price per share, unless advance approval is made to settle the option in shares.

Risk Management

Our officers receive compensation from our Manager based on their services both to us and to other entities, making their compensation unlikely to directly promote unreasonable risk-taking in the management of our business. Additionally, we grant options to our Manager in connection with our equity offerings to align our Manager’s interests with the interests of our stockholders while avoiding an emphasis purely on equity compensation. Based on the assessment of these factors, we concluded that we have a balanced compensation program that does not promote excessive risk taking.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the 2017 Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management.

Based on this review and their discussions, the Compensation Committee has recommended to the Board of Directors that the 2017 Compensation Discussion and Analysis be included in the Proxy Statement for the 2018 Annual Meeting of Stockholders to be filed with the SEC.

The Compensation Committee

Virgis W. Colbert, Chairman

Stuart A. McFarland

Cassia van der Hoof Holstein

Robert Savage

Compensation Committee Interlocks and Insider Participation

None.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Listed in the following table is certain information with respect to the beneficial ownership of shares of our Common Stock as of April 19, 2018 by each person known by us to be the beneficial owner of more than five percent of our Common Stock, and by each of our directors, director nominees and executive officers, both individually and as a group.

For purposes of this Proxy Statement, a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

(i)	voting power, which includes the power to vote, or to direct the voting of, shares of our Common Stock; and/or

(ii)	investment power, which includes the power to dispose of, or to direct the disposition of, shares of our Common Stock.

A person is also deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)
The Vanguard Group(3)	13,450,763		16.6%
Blackrock, Inc.(4)	7,376,465		9.0%
Vanguard Specialized Funds – Vanguard REIT Index Fund(5)	5,531,190		6.7%
Fortress Investment Group LLC and certain affiliates(6)	6,907,590		7.8%
Wesley R. Edens(7)	776,656	*	*
Virgis W. Colbert(8)	21,553	*	*
Michael D. Malone(8)	7,234	*	*
Stuart A. McFarland(8)	11,454	*	*
David H. Milner(8)	5,000	*	*
Robert Savage(8)	17,445	*	*
Cassia van der Hoof Holstein(8)	12,023	*	*
Susan Givens(8)	418,128	*	*
Bhairav Patel(8)	—	*	*
All directors, nominees and executive officers as a group (9 persons)	1,269,493		1.4%

*	Denotes less than 1%.
(1)	The address of all officers and directors listed above, and of Fortress Investment Group LLC and certain affiliates, are in the care of Fortress Investment Group LLC, 1345 Avenue of the Americas, 45th Floor, New York, New York 10105.
(2)	Percentages shown assume the exercise by such persons of all options to acquire shares of our Common Stock that are exercisable within 60 days of April 19, 2018, and no exercise by any other person.
(3)	Sole voting power in respect of 190,006 shares; shared voting power in respect of 111,417 shares; sole dispositive power in respect of 13,450,763 shares; and shared dispositive power in respect of 195,373 shares, as stated in a Schedule 13G/A filed with the SEC on February 9, 2018. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Sole voting power in respect of 7,165,277 shares; and sole dispositive power in respect of 7,376,465 shares, as stated in a Schedule 13G/A filed with the SEC on January 25, 2018. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10055.
(5)	Sole voting power in respect of 5,531,190 shares, as stated in a Schedule 13G/A filed with the SEC on February 2, 2018. Vanguard Specialized Funds – Vanguard REIT Index Fund’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(6)	Shared voting and investment power in respect of 6,907,590 shares. Included 172,848 shares held by Fortress Operating Entity I, LP (“FOE I”) and 6,734,742 shares issuable upon the exercise of options held by FOE I that are exercisable within 60 days of April 19, 2018.
(7)	Includes 759,990 shares held by Mr. Edens and 16,666 shares held in charitable trust for which he serves as a trustee and over which he has shared voting and investment power. Does not include 16,666 shares held by a charitable trust of which Mr. Edens’s spouse is sole trustee, in respect of which Mr. Edens disclaims beneficial ownership thereof.

(8)	Includes with respect to each of these individuals the following number of shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 19, 2018: Givens—402,282; Patel—0; Colbert—5,000; Malone—5,000; McFarland—5,000; Milner—5,000; van der Hoof Holstein—5,000; and Savage—5,000.

Section 16(a) of Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers and persons beneficially owning more than ten percent of a registered class of a company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC and the NYSE.

To our knowledge, based solely on review of the copies of such reports furnished to us during the year ended December 31, 2017, all reports required to be filed by our directors, executive officers and greater-than-ten-percent owners were timely filed in compliance with the Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Transactions with Related Persons

SEC rules define “transactions with related persons” to include any transaction in which the Company is a participant, the amount involved exceeds $120,000, and in which any “related person,” including any officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities or an immediate family member of any of the foregoing, has a direct or indirect material interest. The company adopted a written policy that outlines procedures for approving transactions with related persons, and the independent directors review and approve and ratify such transactions pursuant to the procedures outlined in this policy. In determining whether to approve or ratify a transaction with a related person, the independent directors will consider a variety of factors they deem relevant, such as: the terms of the transaction; the terms of available to unrelated third parties; the benefits to the Company; and the availability of other sources for comparable assets, products or services. The policy included standing pre-approvals for specified categories of transactions, including property management agreements with market terms that relate to a property acquired for less than $50 million; investments in securities offerings; and participation in other investment opportunities generally made available to our Manager’s employees.

Management Agreement

In connection with the spin-off from Drive Shack, we entered into a Management Agreement with the Manager, pursuant to which the Manager provides a management team and other professionals who are responsible for implementing our business strategy, subject to the supervision of our Board of Directors. Our Manager is responsible for, among other things, (i) setting investment criteria in accordance with broad investment guidelines adopted by our Board of Directors, (ii) sourcing, analyzing and executing acquisitions, (iii) providing financial and accounting management services and (iv) performing other duties as specified in the Management Agreement. The Chairman of our Board of Directors, Mr. Edens, also serves as principal, Co-Chief Executive Officers and a member of the Board of Directors of Fortress and as an officer of our Manager.

We pay a management fee equal to 1.5% per annum of our gross equity (as defined in the Management Agreement), which is calculated and payable monthly in arrears in cash. Gross equity is generally the equity invested by Drive Shack (including cash contributed to the Company) as of the completion of the spin-off from Drive Shack, plus the aggregate offering price from stock offerings, plus certain capital contributions to subsidiaries, less capital distributions (calculated without regard to depreciation and amortization) and repurchases of common stock.

We pay or reimburse our Manager for performing certain legal, accounting, due diligence and asset management tasks and other services that outside professionals or outside consultants otherwise would perform, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm’s-length basis.

Our Manager is entitled to receive annual incentive compensation, paid quarterly, in an amount equal to the product of (A) 25% of the dollar amount by which (1)(a) funds from operations before the incentive compensation per share of common stock, plus (b) gains (or losses) from sales of property per share of common stock, plus (c) internal and third party acquisition-related expenses, plus (d) unconsummated transaction expenses, and plus (e) other non-routine items, exceed (2) an amount equal to (a) the weighted average value per share of the equity invested by Drive Shack in the assets of the Company (including cash contributed to the Company) as of the distribution date and the price per share of our common stock in any offerings by us (adjusted for prior capital dividends or capital distributions, which is calculated without regard to depreciation and amortization) multiplied by (b) a simple interest rate of 10% per annum, multiplied by (B) the weighted average number of shares of common stock.

Our Manager is also entitled to receive, upon the successful completion of an equity offering, options with respect to 10% of the number of shares sold in the offering with an exercise price equal to the price paid by the purchaser in the offering. Our Manager did not receive any options during 2017.

Our Management Agreement has an initial ten-year term and will be automatically renewed for one-year terms thereafter unless terminated either by us or our Manager. Our Manager is entitled to receive a termination fee from us under certain circumstances.

Below is a summary of the fees and other amounts earned by our Manager in connection with services performed for us during fiscal year 2017 (in thousands):

2017
Management Fee(1)	$15,295
Expense Reimbursements(2)	$9,267
Incentive Compensation(3)	$2,930

(1)	We pay our Manager an annual management fee equal to 1.5% of our gross equity, as defined in our Management Agreement. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.
(2)	The Management Agreement provides that we will reimburse our Manager or its affiliates for various expenses incurred by our Manager or its officers, employees, consultants and agents on our behalf, including costs of legal, accounting, tax, auditing, underwriting, asset management, administrative and other similar services rendered for us by providers retained by our Manager or, if provided by our Manager’s employees, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis; certain of such services are provided by our Manager. We also pay all of our operating expenses, except those specifically required to be borne by our Manager under the Management Agreement. Our Manager is responsible for all costs incident to the performance of its duties under the Management Agreement, including compensation of our Manager’s employees, rent for facilities and other “overhead” expenses. The expenses required to be paid by us include, but are not limited to, issuance and transaction costs incident to the acquisition, disposition and financing of our investments, legal and auditing fees and expenses, the compensation and expenses of our independent directors, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, legal fees, closing costs, etc.), expenses associated with other securities offerings of ours, the costs of printing and mailing proxies and reports to our stockholders, costs incurred by employees of our Manager for travel on our behalf, costs associated with any computer software or hardware that is used solely for us, costs to obtain liability insurance to indemnify our directors and officers, the compensation and expenses of our transfer agent and fees payable to the NYSE.
(3)	Our Manager is entitled to receive the Incentive Compensation pursuant to the terms of the Management Agreement with us. The purpose of the Incentive Compensation is to provide an additional incentive for our Manager to achieve targeted levels of funds from operations (including gains and losses) and to increase our stockholder value. Our Board of Directors may request that our Manager accept all or a portion of its Incentive Compensation in shares of our common stock, and our Manager may elect, in its discretion, to accept such payment in the form of shares, subject to limitations that may be imposed by the rules of the NYSE or otherwise.

Property Management Agreements

Of our total portfolio of 133 properties, 81 properties are operated pursuant to property management agreements between us and a property manager. Under the property management agreements, the property manager is responsible for the day-to-day operations of our properties and is entitled to a management fee and travel reimbursement costs in accordance with the terms of the property management agreements.

We are generally responsible for the operating costs of our managed properties, including repairs, maintenance, capital expenditures, utilities, taxes, insurance and the payroll expense of property-level employees. The payroll expense is structured as a reimbursement to the property manager, who is the employer of record in order for us to comply with REIT requirements. We are entitled to certain reimbursements from the property manager in accordance with the terms of the property management agreements.

Of our 81 managed properties, 51 properties our managed by Holiday Retirement (“Holiday”), which is a portfolio company that is majority owned by private equity funds managed by our Manager, and 21 properties are managed by FHC Property Management LLC (together with its subsidiaries, “Blue Harbor”), which is owned by an affiliate of our Manager. Our property management agreements with Holiday and Blue Harbor have either five- or ten-year initial terms, with automatic one-year renewal terms (subject to termination rights). For assisted living/memory care (“AL/MC”) properties managed by Blue Harbor and Holiday, we pay management fees equal to 6% of effective gross income for the first two years and 7% thereafter. For independent living (“IL-only”) properties managed by Blue Harbor and Holiday, we pay management fees equal to 5% of effective gross income. For certain property management agreements, Holiday is eligible for an incentive fee based on the properties’ operating performance.

During the year ended December 31, 2017 we made the following payments in accordance with the applicable property management agreements: paid property management fees of $11.7 million and $6.6 million to Holiday and Blue Harbor, respectively; reimbursed property-level payroll expense of $56.3 million and $35.8 million to Holiday and Blue Harbor, respectively; and reimbursed travel expenses of $111,000 and $193,000 to Holiday and Blue Harbor, respectively.

Separation and Distribution Agreement with Drive Shack

On October 16, 2014, we entered into a Separation and Distribution Agreement with Drive Shack to effect our separation from Drive Shack and to govern the relationship between us and Drive Shack subsequent to the completion of the separation. Our separation from Drive Shack was completed on November 6, 2014. The following is a description of the material provisions that survive our separation and remain in effect during and since the beginning of our last fiscal year. For purposes of the Separation and Distribution Agreement: (i) the “New Senior Investment Group” means New Senior Investment Group and its subsidiaries and (ii) the “Drive Shack Group” means Drive Shack and its subsidiaries other than New Senior Investment Group and the New Senior Investment Group subsidiaries.

Releases and Indemnification. Subject to certain exceptions, including with respect to liabilities assumed by, or allocated to, us or Drive Shack, the Separation and Distribution Agreement provided that we and Drive Shack generally agreed to release each other from all liabilities existing or arising from acts or events prior to or on the distribution date.

In addition, except as otherwise provided for in other documents related to the separation, we are required to indemnify Drive Shack and its affiliates and representatives against losses arising from:

(a)	any liabilities relating to our initial portfolio of assets, which included all of Drive Shack’s IL and AL/MC senior housing properties (the “Initial Portfolio”);

(b)	any liabilities arising out of claims by our directors, officers and affiliates arising after the separation against either Drive Shack or us to the extent they relate to our Initial Portfolio as of the date of the Separation and Distribution Agreement;

(c)	any other potential liabilities related to (A) recent Drive Shack equity offerings in certain specified percentages; (B) Drive Shack’s Exchange Act reports relating to disclosures about our Initial Portfolio; and (C) indemnification obligations under the Management Agreement with respect to Initial Portfolio;

(d)	any failure by any member of the New Senior Investment Group or any other person to pay, perform or otherwise promptly discharge any liability listed under (a)-(c) above in accordance with their respective terms, whether prior to, at or after the time of separation;

(e)	any breach by any member of the New Senior Investment Group of any provision of the Separation and Distribution Agreement and any agreements ancillary thereto (if any), subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(f)	any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in our registration statement on Form 10, including the information statement exhibited thereto, other than information that relates solely to any assets owned, directly or indirectly by Drive Shack, excluding the assets that comprise our Initial Portfolio.

Drive Shack agreed to indemnify us and our affiliates and representatives against losses arising from:

(a)	any liability related to Drive Shack’s junior subordinated notes due 2035 issued pursuant to the Junior Subordinated Indenture, dated April 30, 2009, between Drive Shack and The Bank of New York Mellon Trust Company, National Association;

(b)	any other liability of Drive Shack or its subsidiaries (excluding any liabilities related to New Senior Investment Group);

(c)	any failure of any member of the Drive Shack Group or any other person to pay, perform or otherwise promptly discharge any liability listed under (a) and (b) above in accordance with their respective terms, whether prior to, at or after the time of separation;

(d)	any breach by any member of the Drive Shack Group of any provision of the Separation and Distribution Agreement and any agreements ancillary thereto (if any), subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(e)	any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Information Statement or the registration statement of which this Information Statement is a part that relates solely to any assets owned, directly or indirectly by Drive Shack, other than our Initial Portfolio.

Indemnification obligations shall generally be net of any insurance proceeds actually received by the indemnified person. The Separation and Distribution Agreement provides that we and Drive Shack will waive any right to special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages, provided that any such liabilities with respect to third party claims shall be considered direct damages. The Separation and Distribution Agreement also contains customary procedures relating to the receipt of any indemnification payments that may constitute non-qualifying REIT income.

Certain Tax-Related Covenants. If we are treated as a successor to Drive Shack under applicable U.S. federal income tax rules, and if Drive Shack failed to qualify as a REIT for a taxable year ending on or before December 31, 2015, we could be prohibited from electing to be a REIT. Accordingly, in the Separation and Distribution Agreement, Drive Shack (i) represented that it had no knowledge of any fact or circumstance that would cause us to fail to qualify as a REIT including a failure to qualify as a REIT due to Drive Shack’s failure to maintain REIT status, (ii) covenanted to use commercially reasonable efforts to cooperate with us as necessary to enable us to qualify for taxation as a REIT and receive customary legal opinions concerning REIT status, including providing information and representations to us and our tax counsel with respect to the composition of Drive Shack’s income and assets, the composition of its stockholders, and its operation as a REIT and (iii) covenanted to use its reasonable best efforts to maintain its REIT status for each of Drive Shack’s taxable years ending on or before December 31, 2015 (unless Drive Shack obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS to the effect that Drive Shack’s failure to maintain its REIT status will not cause us to fail to qualify as a REIT under the successor REIT rule referred to above). Additionally, in the Separation and Distribution Agreement, we covenanted to use our reasonable best efforts to qualify for taxation as a REIT for our taxable year ended December 31, 2014.

Dispute Resolution. In the event of any dispute arising out of the Separation and Distribution Agreement, the parties, each having designated a representative for such purpose, will negotiate in good faith for 30 days to resolve any disputes between the parties. If the parties are unable to resolve disputes in this manner within 30 days, the disputes will be resolved through binding arbitration.

PROPOSAL NO. 2

APPROVAL OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Proposed Independent Registered Public Accounting Firm

Ernst & Young LLP, independent registered public accountants, served as the independent registered public accounting firm for us and our subsidiaries for the fiscal year ended December 31, 2017. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2018, and has further directed that the selection of the independent registered public accounting firm be submitted for approval by the stockholders at the Annual Meeting.

Representatives of Ernst & Young LLP will be present in person at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends that you vote FOR the approval of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2018.

Principal Accountant Fees and Services

In connection with the audit of the 2017 consolidated financial statements, the Company entered into an engagement letter with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for the Company.

The following summarized Ernst & Young LLP’s fees for professional services rendered in 2017 and 2016:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2017	$1,811,190	$—	$498,780	$—
2016	$1,948,570	$—	$466,460	$—

Audit Fees. Includes fees and related out-of-pocket expenses for the audit services associated with the annual audit of the consolidated financial statements of the Company, including the audit of internal control over financial reporting, and the review of the Company’s quarterly reports on Form 10-Q.

Audit-Related Fees. None.

Tax Fees. Includes fees for tax services and related out-of-pocket expenses associated with tax compliance, including the preparation, review and filing of federal, state and local income tax returns, tax due diligence, transfer pricing and related benchmarking analyses, and tax advice.

All Other Fees. None.

The Audit Committee has considered all services provided by the independent registered public accounting firm to us and concluded this involvement is compatible with maintaining the auditors’ independence. The Audit Committee is responsible for appointing the Company’s independent registered public accounting firm and approving the terms of the independent registered public accounting firm’s services. The Audit Committee has policies and procedures that require the approval of the Audit Committee of all fees paid to, and all services performed by, the Company’s independent registered public accounting firm. The Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by the firm. The fees and services provided as noted in the tables above were authorized and approved by the Audit Committee.

PROPOSAL NO. 3

NON-BINDING STOCKHOLDER PROPOSAL REQUESTING “MAJORITY VOTING” IN UNCONTESTED ELECTIONS OF DIRECTORS

The Secretary of the Company has received a written notice, dated December 19, 2017, from the California Public Employees’ Retirement System (“CalPERS”), as a stockholder, submitting a proposal for inclusion in the Company’s proxy materials pursuant to SEC Rule 14a-8 to introduce a resolution at the Annual Meeting. The proposed resolution and a supporting statement are presented verbatim below. CalPERS has represented that it is the beneficial owner of more than $2,000 in market value of shares of our Common Stock and intends to continue to hold the requisite number of shares of our Common Stock through the date of the Annual Meeting. We will provide the CalPERS address and the number of shares of Common Stock owned by CalPERS upon receiving an oral or written request by a stockholder for this information. CalPERS has requested that we include the following resolution in this Proxy Statement for consideration by our stockholders:

“RESOLVED, that the shareowners of New Senior Investment Group Inc. (Company) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that directors shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareowners in uncontested elections. A plurality vote standard, however, will apply to contested director elections; that is, when the number of director nominees exceeds the number of board seats.”

CalPERS has provided the following supporting statement:

“Supporting Statement

Is accountability by the Board of Directors important to you? As a long-term shareowner of the Company, CalPERS thinks accountability is of paramount importance. This is why we are sponsoring this proposal. This proposal would remove a plurality vote standard for uncontested elections that effectively disenfranchises shareowners and eliminates a meaningful shareowner role in uncontested director elections.

Under the Company’s current voting system, a director may be elected with as little as one affirmative vote because “withheld” votes have no legal effect. This scheme deprives shareowners of a powerful tool to hold directors accountable because it makes it impossible to defeat directors who run unopposed. Conversely, a majority voting standard allows shareowners to actually vote “against” candidates and to defeat reelection of a management nominee who is unsatisfactory to the majority of shareowners who cast votes.

A substantial number of companies have already adopted this form of majority voting. More than 90% of the companies in the S&P 500 have adopted a form of majority voting for uncontested director elections. We believe the Company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation, and not continue to serve, unless the Board declines the resignation and publicly discloses its reasons for doing so.

Majority voting in director elections empowers shareowners to clearly say “no” to unopposed directors who are viewed as unsatisfactory by a majority of shareowners casting a vote. Incumbent board members serving in a majority vote system are aware that shareowners have the ability to determine whether the director remains in office. The power of majority voting, therefore, is not just the power to effectively remove poor directors, but also the power to heighten director accountability through the threat of a loss of majority support. That is what accountability is all about.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority voting standard for uncontested director elections. We believe the Company’s shareowners will substantially benefit from the increased accountability of incumbent directors and the power to reject directors shareowners believe are not acting in their best interests. Please vote FOR this proposal.”

Statement of the Board of Directors

Our Board of Directors has considered the proposal set forth above relating to majority voting for director elections, and has determined to make no voting recommendation to stockholders. The proposal, which is advisory in nature, would constitute a recommendation to the Board if approved by stockholders. The Board recognizes that there are valid arguments in favor of, and in opposition to, majority voting. The Board wants to use this proposal as an opportunity for stockholders to express their views on this subject without being influenced by any recommendation the Board might make.

Supporters of plurality voting contend, among other things, that plurality voting is the default standard for director elections under Delaware law, that adopting a majority voting standard would unnecessarily complicate director elections, and that adoption of majority voting could lead to unintended consequences such as no directors being elected, the Company not being in compliance with applicable NYSE or SEC rules regarding independent directors or the potential loss of a person whose service the Board believes would make a valuable contribution to the Board’s oversight of the Company’s business and affairs. Supporters of a majority voting standard often make arguments such as those set forth above in the proponent’s supporting statement.

Approval of this proposal requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the matter at the Annual Meeting once a quorum is present. Such approval would not, by itself, implement majority voting. In order to implement majority voting, the Company’s Bylaws would need to be amended. If stockholders approve the proposal at the Annual Meeting, the Board intends to adopt or present, for a vote of stockholders at the 2019 annual meeting of stockholders, an amendment to the Bylaws that would implement majority voting in director elections.

If stockholders return a validly executed proxy solicited by the Board of Directors, the shares represented by the proxy will be voted on this proposal in the manner specified by the stockholder. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares will be counted as abstentions. However, since approval of the proposal requires a majority of the shares present, in person or by proxy, and entitled to vote on the matter, abstentions will have the same effect as a vote “against” the proposal.

The Board of Directors makes no recommendation on this proposal.

ADVANCE NOTICE FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

FOR 2019 ANNUAL MEETING

Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the Company’s proxy statement for the 2019 annual meeting of stockholders if they are received by the Company on or before December 31, 2018. However, if the 2019 annual meeting date is advanced or delayed by more than 30 days from the anniversary of the 2018 meeting, to be timely a proposal by the stockholders must be received no later than a reasonable time before the Company begins to print and send its proxy materials for the 2019 meeting. In addition, all proposals will need to comply with Rule 14a-8, which lists the requirements for inclusion of stockholder proposals in company sponsored proxy materials. Any proposal should be directed to the attention of the Company’s Secretary at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105.

In order for a stockholder proposal, including proposals regarding director nominees, submitted outside of Rule 14a-8 to be considered “timely,” the Company’s Bylaws require that such proposal must be received by the Company not less than 90 days nor more than 120 days prior to the anniversary of the date of the immediately preceding year’s annual meeting of stockholders. Accordingly, in order for a proposal relating to business to be conducted at our 2019 annual meeting of stockholders to be “timely” under the Company’s Bylaws, it must be received by the Secretary of the Company at our principal executive office no earlier than February 11, 2019 and no later than March 13, 2019. However, in the event that the 2019 annual meeting of stockholders is called for a date that is not within 30 days before or after June 11, 2019, notice by a stockholder must be received not earlier than the 120th day before the date of such meeting and not later than the close of business on the 10th day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of such meeting was made, whichever first occurs. All director nominations and stockholder proposals submitted outside of Rule 14a-8 must comply with the notice requirements of our Bylaws, or they may be excluded from consideration at the annual meeting.

OTHER MATTERS

The Board of Directors knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may read and copy any reports, statements or other information we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. In addition, our SEC filings are available, free of charge, on our website: www.newseniorinv.com. Such information will also be furnished upon written request to New Senior Investment Group Inc., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single annual report and proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to New Senior Investment Group Inc., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations or by contacting Investor Relations at (212) 479-3140, and we will deliver promptly a separate copy of the annual report and proxy statement.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and also will also help preserve environmental resources.

Stockholders of Record. If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.

Street Name Holders. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

Your election to receive proxy materials by email will remain in effect until you terminate it.

By Order of the Board of Directors,

/s/ Cameron D. MacDougall
Cameron D. MacDougall
Secretary

New York, New York

April 30, 2018

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site NEW SENIOR INVESTMENT GROUP INC. and follow the instructions to obtain your records and to create an electronic 1345 AVENUE OF THE AMERICAS, FL 45 voting instruction form. NEW YORK, NY 10105    ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    E47133-P08114 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NEW SENIOR INVESTMENT GROUP INC. For Withhold For All To withhold authority to vote for any individual    All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following: 1. Election of Directors ! ! ! Nominees: 01) Virgis W. Colbert 02) Cassia van der Hoof Holstein The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for New Senior Investment Group Inc. for ! ! ! fiscal year 2018. The Board of Directors makes NO RECOMMENDATION on the following proposal: 3. Non-binding stockholder proposal to adopt “majority voting” in uncontested elections of directors. ! ! ! NOTE: The Board of Directors may act upon any other business properly presented at the Annual Meeting. If this proxy is properly executed, then the shares will be voted either in the manner you indicate above or, if no direction is indicated, (i) FOR ALL nominees on Proposal 1, (ii) FOR Proposal 2, (iii) ABSTAIN on Proposal 3 and (iv) in the discretion of the proxy holder on any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof. For address changes and/or comments, please check this box and write them ! on the back where indicated. Please indicate if you plan to attend this meeting. ! !    Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E47134-P08114 NEW SENIOR INVESTMENT GROUP INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS June 11, 2018 The stockholder(s) hereby appoint(s) Wesley R. Edens and Susan Givens, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of NEW SENIOR INVESTMENT GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, Eastern Daylight Time on June 11, 2018, at The Hilton Hotel, 1335 Avenue of the Americas, New York, NY 10019, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted as directed by the stockholder(s). If no such directions are made, this proxy will be voted (i) FOR ALL nominees on Proposal 1, (ii) FOR Proposal 2, (iii) ABSTAIN on Proposal 3 and (iv) in the discretion of the proxy holder on any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof. Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side